Exhibit A
CONTRIBUTION AND ASSUMPTION AGREEMENT
(4,732,621 Common Units)
THIS CONTRIBUTION AND ASSUMPTION AGREEMENT, dated as of December 4, 2009, is entered into by and between Terra Nitrogen Corporation, a Delaware corporation (“TNC”) and Terra LP Holdings LLC, a Delaware limited liability company (“LP Holdings”).
RECITALS
WHEREAS, TNC holds 11,172,414 Common Units (the “Common Units”) representing limited partner interests in Terra Nitrogen Company, L.P., a Delaware limited partnership; and
WHEREAS, TNC has caused LP Holdings to be formed and desires to contribute 4,732,621 of the Common Units (the “Subject Interests”) to LP Holdings.
NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. In addition to the capitalized terms defined in the opening paragraph of this Agreement, the following capitalized terms shall have the meanings given below.
“Agreement” means this Contribution and Assumption Agreement.
“Common Units” has the meaning assigned to such term in the Recitals to this Agreement.
“LP Holdings” has the meaning assigned to such term in the opening paragraph of this Agreement.
“Subject Interests” has the meaning assigned to such term in the Recitals to this Agreement.
“Subject Interest Liabilities” has the meaning assigned to such term in Section 3.1.
“TNC” has the meaning assigned to such term in the opening paragraph of this Agreement
ARTICLE II
CONTRIBUTION OF SUBJECT INTERESTS
Section 2.1 Contribution. TNC hereby contributes the Subject Interests to LP Holdings, and its successors and assigns, and LP Holdings hereby accepts such interests, as a contribution to LP Holdings’ capital, at and as of the date hereof.

ARTICLE III
ASSUMPTION OF LIABILITIES
Section 3.1 Assumption of Liabilities. In connection with the contribution by TNC of the Subject Interests to LP Holdings, LP Holdings hereby assumes and agrees to duly and timely pay, perform and discharge all liabilities arising out of or related to the ownership of the Subject Interests (the “Subject Interest Liabilities”) to the extent arising or accruing on and after the date of transfer thereof to LP Holdings, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of TNC or its affiliates, to the full extent that TNC has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Interest Liabilities were it not for the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Interest Liabilities shall not (a) increase the obligation of LP Holdings with respect to the Subject Interest Liabilities beyond that of TNC, (b) waive any valid defense that was available to TNC with respect to the Subject Interest Liabilities or (c) enlarge any rights or remedies of any third party, if any, under any of the Subject Interest Liabilities.
ARTICLE IV
MISCELLANEOUS
Section 4.1 Further Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.
Section 4.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles, Sections and Exhibits of this Agreement, respectively, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 4.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.
Section 4.4 No Third-Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.
Section 4.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
Section 4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the contributed assets are deemed located, shall apply.
Section 4.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.
Section 4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.
Section 4.9 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.
Section 4.10 Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed” or “assignment” of the assets and interests referenced herein.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

TERRA NITROGEN CORPORATION, a Delaware corporation
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

TERRA LP HOLDINGS LLC, a Delaware limited liability company
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President and Corporate Secretary

Signature Page to
Contribution and Assumption Agreement
(4,732,621 Common Units)

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